Exhibit 99.1

Egalet’s Abuse-Deterrent, Extended-Release Morphine Demonstrates Bioequivalence at 60 mg Dose

—Pivotal study of Egalet-001 supports new drug application submission by year end—

Wayne, Penn. — June 25, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative pain treatments, today announced top-line results from a pivotal pharmacokinetic study (067-EG-011) demonstrating bioequivalence of Egalet-001 60 mg to MS Contin 60 mg. Egalet-001 is an abuse-deterrent, extended-release, oral morphine product in late-stage development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. In addition to this 60 mg bioequivalence study, Egalet announced in March top-line results from another pharmacokinetic study (Study 067-EG-012) which demonstrated bioequivalence of Egalet-001 15 mg and 30 mg to comparable doses of MS Contin.

“With the demonstration of bioequivalence across the dosage range of 15 mg, 30 mg and 60 mg for Egalet-001 to MS Contin, we now have the data that supports a BE path toward registration for our abuse-deterrent, extended-release morphine product candidate,” said Jeffrey Dayno, MD, chief medical officer at Egalet. “We are on track to file an NDA for Egalet-001 by the end of this year.”

Study 067-EG-011 was a randomized, open-label, single dose two period cross-over study that evaluated the bioequivalence of Egalet-001 60 mg compared to MS Contin 60 mg in 60 healthy subjects in a fasted state under naltrexone blockade. The primary objective of the study was to demonstrate bioequivalence of Egalet-001 compared to MS Contin based on the pharmacokinetic parameters of area under the curve (AUC) and maximum or peak plasma concentration (Cmax). In order to demonstrate bioequivalence, as defined by the U.S. Food and Drug Administration, the 90% confidence interval (CI) of the ratio for both of these parameters must fall within 80% to 125% of the reference drug. In addition, the study looked at the effect of food on Egalet-001 to satisfy this regulatory requirement for submission. The top-line results from study 067-EG-011 include the following:

•	Egalet-001 60 mg was bioequivalent to MS Contin 60 mg with a Cmax ratio of 95.4% (90% CI 89.4% - 101.7%) and AUC0-inf ratio of 97.8% (90% CI 95.1% - 100.6%);
•	The ratios of Cmax and overall exposure (AUC0-inf) for Egalet-001 in the presence of food compared to Egalet-001 in the fasted state were both in the range of bioequivalence; and,
•	Egalet-001 was well tolerated and no serious adverse events were reported.

“Having demonstrated bioequivalence of Egalet-001 compared to MS Contin at 15 mg, 30 mg and 60 mg—the dosage range that constitutes approximately 90 percent of all extended-release morphine prescriptions—we believe there is a substantial commercial opportunity for Egalet-001, if approved,” said Bob Radie, president and chief executive officer of Egalet. “With our commercial organization now in place, we are building traction to support the potential launch of Egalet-001 next year.”

Guardian™ Technology
Egalet’s Guardian Technology was developed to deliver commonly abused prescription medications in an abuse-deterrent form. The unique plastic injection molding manufacturing process results in abuse-deterrent features designed to resist the most common methods of abuse for morphine and oxycodone—injection and snorting, respectively. The Guardian Technology can be applied broadly across different classes of pharmaceutical products. Egalet’s two lead abuse-deterrent product candidates, Egalet-001 and Egalet-002, are oral formulations of morphine and oxycodone, respectively, developed with Guardian Technology to make particle size reduction difficult and resist dissolution. They are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.

About Egalet
Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative pain treatments. The Company has two approved products: OXAYDO™ (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com.

Please see full prescribing information for OXAYDO at oxaydo.com and full prescribing information for SPRIX at sprix.com.

Safe Harbor
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; our ability to obtain regulatory approval of our product candidates; ability to have third parties manufacture our products; competitive factors; our ability to find and hire qualified sales professionals; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275